Exhibit 5.1

780 North Water Street Milwaukee, WI 53202-3590 TEL 414-273-3500 Fax 414-273-5198 www.gklaw.com

June 4, 2010

Kohl’s Corporation

N56 W17000 Ridgewood Drive

Menomonee Falls, WI  53057

Ladies and Gentlemen:

We have acted as your counsel in connection with the issuance by Kohl’s Corporation, a Wisconsin corporation (the “Company”), of up to 18,500,000 shares of common stock, $.01 par value (the “Shares”), pursuant to the Company’s 2010 Long-Term Compensation Plan (the “Plan”), as described in the Company’s Prospectuses dated June 4, 2010 (the “Prospectuses”) relating to the Company’s Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission on June 4, 2010 (the “Registration Statement”).

We have examined:  (a) the Plan, the Prospectuses and the Registration Statement, (b) the Company’s Articles of Incorporation and Amended and Restated By-Laws, each as amended to date, (c) certain resolutions of the Company’s Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

OFFICES IN MILWAUKEE, MADISON, WAUKESHA, GREEN BAY AND APPLETON, WI, WASHINGTON DC, AND SHANGHAI PRC

GODFREY & KAHN IS A MEMBER OF TERRALEX®, A WORLDWIDE NETWORK OF INDEPENDENT LAW FIRMS